AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2006

Registration No. 333-112711-02

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 4

ON

FORM S-3

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NCO GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or other jurisdiction of incorporation or	23-2858652 (I.R.S. Employer Identification No.)
organization)

507 Prudential Road, Horsham, Pennsylvania (Address of Principal Executive Offices)	19044 (Zip Code)

Michael J. Barrist

Chairman of the Board, President and Chief Executive Officer

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

(Name and address of agent for service)

215-441-3000

(Telephone number, including area code,

of agent for service)

Copies of communications to:

Francis E. Dehel, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

(215) 569-5500

Facsimile (215) 569-5555

Approximate date of commencement of proposed sale to the public: Not applicable. Deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

The registrant hereby requests that this Post-Effective Amendment No. 4 become effective as soon as practicable pursuant to Section 8(c) of the Securities Act of 1933.

This Post-Effective Amendment No. 4 on Form S-3 to Form S-4 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

The Post-Effective Amendment No. 2 on Form S–3 to Form S-4 Registration Statement (Registration No. 333–112711-02) (the “Registration Statement”) of NCO Group, Inc., a Pennsylvania Corporation (“NCO”), pertaining to the registration of 142,223 shares of NCO common stock, no par value per share , to which this Post–Effective Amendment No. 4 relates, was originally filed with the Securities and Exchange Commission on May 3, 2004. The Registration Statement covered 142,233 shares of NCO common stock issuable upon the exercise of warrants held by certain selling shareholders listed therein.

NCO, Collect Holdings, Inc. (“Parent”) and Collect Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition”) entered into an Agreement and Plan of Merger, dated as of July 21, 2006 (the “Merger Agreement”), pursuant to which, among other things, Acquisition would be merged with and into NCO (the “Merger”), NCO would be the surviving corporation in the Merger, and all shares of NCO common stock, no par value per share, outstanding at the effective time of the Merger would be converted into the right to receive $27.50 per share, without interest.

On November 9, 2006, NCO held a special meeting of shareholders at which NCO shareholders approved the adoption of the Merger Agreement. The Merger will become effective on November 15, 2006 upon the filing of Articles of Merger with the Commonwealth of Pennsylvania (the “Effective Time”).

As a result of the Merger, NCO has terminated all offerings of NCO common stock pursuant to its existing registration statements as of the Effective Time, including the Registration Statement. In accordance with an undertaking made by NCO in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of NCO common stock which remain unsold at the termination of the offering, NCO hereby removes from registration all shares of NCO common stock registered under the Registration Statement which remain unsold as of the Effective Time.

Item 16. Exhibits

The following exhibit is filed as part of this registration statement.

Regulation S-K Exhibit Number	Description

24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 on Form S-3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania on November 15, 2006.

NCO Group, Inc.

By	*

Michael J. Barrist Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 on Form S-3 to Form S-4 Registration Statement has been signed on November 15, 2006 by the following persons in the capacities indicated:

Signatures	Title

*	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

Michael J. Barrist

*	Executive Vice President, Finance and Chief Financial Officer; (principal financial and accounting officer)

John R. Schwab

*	Director

William C. Dunkelberg, Ph.D.

*	Director

Ronald J. Naples

*	Director

Leo J. Pound

*	Director

Eric S. Siegel

*	Director

Allen F. Wise

*By:	/s/ John R. Schwab

John R. Schwab Attorney-in-Fact

Exhibit Index

Regulation S-K Exhibit Number	Description

24.1	Power of Attorney